                                    KEYCORP

                   LONG TERM CASH INCENTIVE COMPENSATION PLAN



         KeyCorp (the "Corporation") hereby establishes this Long Term Cash Incentive Compensation Plan for the purpose of providing an incentive to selected senior officers of the Corporation and its subsidiaries.

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

         For the purposes hereof, the following words and phrases shall have the meanings indicated:

         1. A "Beneficiary" shall mean any person designated by a Participant in accordance with the Plan to receive payment of all or a portion of any Incentive Compensation Award for which the Participant is eligible at the time of the Participant's death or the remaining balance of the Deferred Compensation Account in the event of the death of the Participant prior to receipt by such Participant of the entire amount credited to the Participant's Deferred Compensation Account.

         2. A "Change of Control" shall be deemed to have occurred if at any time there is a Change of Control under any of clauses (a), (b), (c), or
(d), below. For these purposes, the Corporation will be deemed to have become a subsidiary of another corporation if any one other corporation owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock of the Corporation or any successor to the Corporation by merger, consolidation, or otherwise.

                 (a) A Change of Control will have occurred under this clause (a) if the Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, at any time within 24 months after the effective


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                          date of that transaction, individuals
                          who were directors of the Corporation on the day after the last annual meeting of shareholders of the Corporation occurring before the transaction cease for any reason to constitute at least 40% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation.

                  (b) A Change of Control will have occurred under this clause (b) if the Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and,

                          (i) after giving effect to such transaction, less than 40% of the then outstanding voting securities of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to such transaction, and

                          (ii)  at any time within 24 months after the
                                effective date of that transaction, individuals who were directors of the Corporation on the day after the last annual meeting of shareholders of the Corporation occurring before that effective date cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation.

                 (c) A Change of Control will have occurred under this clause (c) if any of the events described in (i),
                          (ii), (iii), or (iv) of this clause (c) (a "Change Event") occurs, but only if the condition set out in
                          (x) or the condition set out in (y) of this clause
                          (c) applies.  The Change Events described in (i),
                          (ii), (iii), and (iv) of this clause (c) are as follows:





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                          (i)   There is a report filed on Schedule 13D or
                                Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the voting stock of the Corporation in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act (a "Person")).

                          (ii) the Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to such transaction.

                          (iii) There is a sale, lease, exchange, or other
                                transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation.

                          (iv) The shareholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation.

The conditions set out in (x) and (y) of this clause (c) are as follows:

                          (x) A Change Event occurred in connection with a transaction that was not approved or recommended by the Corporation Board of Directors.

                          (y) A Change Event occurred in connection with a transaction that was approved or recommended by the Corporation Board of Directors but only if, within the 24 month period ending on the date of that Change Event, the Corporation had been "put in





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                                play" without the prior approval, solicitation,
                                invitation, or recommendation of the
                                Corporation Board of Directors.  For
                                purposes of this (y), the Corporation will be deemed to have been "put in play" if any Person makes a public announcement of an intention

                          (I) to engage in a transaction with the Corporation that, if consummated, would result in a Change Event, or

                          (II) to "solicit" proxies in connection with a proposal that is not approved or recommended by the Corporation Board of Directors or to engage in an "election contest" relating to the election of Directors of the Corporation (as those terms are used in Regulation 14A under the 1934 Act).

                 (d) A Change of Control will have occurred under this clause (d) if any Person announces an intention to engage in an "election contest" relating to the election of Directors of the Corporation (as that term is defined in Regulation 14 under the 1934 Act) and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day after the last annual meeting of shareholders of the Corporation occurring before that announcement, constituted the directors of the Corporation cease for any reason to constitute at least a majority thereof.

         3. The "Committee" shall mean the Compensation and Organization Committee of the Board of Directors of the Corporation, or another Committee of the Board of Directors hereafter succeeding to the responsibilities currently performed by the Compensation and Organization Committee.

         4. "Compensation Cycle" shall mean a period consisting of three consecutive calendar years.





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         5.      A "Deferred Compensation Account" shall mean the bookkeeping account on which the amount of the Incentive Compensation Award that is deferred, pursuant to Section 4 of Article II, shall be recorded and on which interest shall be credited in accordance with the Plan.

         6. An "Incentive Compensation Award" shall mean the incentive which may be paid to a Participant pursuant to the Plan.

         7. "Market Point" shall mean for any Participant the average market point (as determined under the Corporation's salary administration program) of such Participant's job grade at the end of each of the three years of the applicable Compensation Cycle; provided, however, that if, on or after July 1, 1994, the Corporation changes such Participant's job grade during any such year or such Participant is promoted, transferred, or otherwise moves into a different job grade during such year, then such Market Point shall be calculated on a pro rata basis for each of the periods in which such job grades were in effect for such participant.

         8. A "Participant" shall mean a senior officer of the Corporation or one of its subsidiaries who is selected by the Committee to participate in the Plan.

         9. The "Plan" shall mean this Long Term Cash Incentive Compensation Plan, together with all amendments hereto.

         10. "Subsidiary" shall mean a corporation organized and existing under the laws of the United States or of any state or the District of Columbia of which 80 percent or more of the issued and outstanding stock is owned by the Corporation or by a Subsidiary of the Corporation.

                                   ARTICLE II

                         INCENTIVE COMPENSATION AWARDS
                         -----------------------------

         1. PARTICIPATION. Annually, the Committee shall select the Participants in the Plan for the Compensation Cycle and shall determine whether such Participant shall be in Incentive Group I, Incentive Group II, or Incentive Group III. The selection will





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be made prior to the beginning of each Compensation Cycle or as soon thereafter as is reasonably possible; additional selections for such Compensation Cycle may not thereafter be made. Participants shall be notified of their selection in writing.

         2. INCENTIVE COMPENSATION AWARDS. The Incentive Compensation Awards are determined by applying a percentage to each Participant's target bonus. The formula for determining the percentage shall be based on return on common equity of the Corporation for the Compensation Cycle (i.e., average annual return on common equity) and such formula shall be established by the Committee prior to the beginning of a Compensation Cycle or as soon thereafter as is reasonably possible. The Committee, in its sole discretion, may discontinue the participation of an individual Participant; any such discontinued Participant shall receive a pro rata Incentive Compensation Award based on a fraction the numerator of which is the number of months of the Compensation Cycle that are completed prior to such discontinuance and the denominator of which is 36.

         Individual target bonuses are as follows:
                                                   TARGET BONUS AS A
         INCENTIVE GROUP                           PERCENT OF MARKET
         ---------------                           -----------------
                                                        POINT
                                                        -----
                    I                                       30%
                   II                                       25%
                  III                                       20%

In the event that the Committee approves participation in the Plan for an individual whose job does not have an assigned salary grade, the Committee is authorized to base the calculation of Target Bonus and other calculations under this Plan on such individual's base salary. As soon as practical after the end of each Compensation Cycle, the Corporation shall compute the amount of the Incentive Compensation Awards payable under the Plan for such Compensation Cycle in accordance with the percentage determined by the formula. The Committee, after consulting with the Chief





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Executive Officer or in its sole discretion, reserves the right to increase or decrease by the same percentage the Incentive Compensation Awards of all Participants on the basis of extraordinary circumstances that affected the Corporation's financial performance; provided, however, if there occurs a Change of Control, such authority to decrease the Incentive Compensation Awards shall not apply to any Incentive Compensation Award, or any portion of Incentive Compensation Award, earned on or prior to such Change of Control.

         3. PAYMENT UPON DEATH, DISABILITY, RETIREMENT, AND PLAN TERMINATION. Participants who retired or were disabled during a Compensation Cycle, or the Beneficiary(s) or the estate of a Participant whose death occurred during a Compensation Cycle, shall receive a pro rata Incentive Compensation Award after completion of the Compensation Cycle; such pro rata payment shall be based on a fraction the numerator of which is the number of months of the Compensation Cycle that are completed prior to such change in status and the denominator of which is 36. If a Participant terminates employment during the Compensation Cycle for any reason other than retirement, disability, or death, no Incentive Compensation Award shall be payable to such Employee. In the event that a Participant dies prior to receiving an Incentive Compensation Award, the Corporation shall pay any such Incentive Compensation Award to the Participant's estate, unless the Participant designates in writing that payment shall be made to a Beneficiary or Beneficiaries. Such designation shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant.

         In the event of any termination of this Plan for any reason, the guidelines or formulas for determining the Incentive Compensation Awards shall be based on the performance of the Corporation from the beginning of such Compensation Cycle to the calendar month end occurring just prior to the effective date of the termination of the Plan. In the event of any such termination of the Plan, the Committee shall have no





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right to decrease the Incentive Compensation Awards computed in accordance with this Section and Article II, Section 2 above. If this Plan is terminated during a Compensation Cycle for any reason, including but not limited to a termination caused by a Change of Control, each Participant shall receive a pro rata Incentive Compensation Award based on the number of full months of the Compensation Cycle that are completed prior to such termination of the Plan.
In the event of any such plan termination, the Corporation shall base such pro rata Incentive Compensation Awards on the Corporation's performance for each full year of any current Compensation Cycle and, for the year in which the termination occurs, on the number of full months of such year prior to the effective date of such Plan termination; the Corporation shall retain the services of the independent public accountants used by the Corporation (prior to the plan termination) to determine the financial performance for such partial year. The Corporation shall then calculate such pro rata Incentive Compensation Award using the Corporation's performance for each such full year and such partial year as determined above (i.e., average monthly return on equity).

         4. PAYMENT OF INCENTIVE COMPENSATION AWARD. A Participant who desires to defer payment of all or a portion of the Participant's Incentive Compensation Award for a specific Compensation Cycle must complete and deliver an election agreement to the Corporation within thirty (30) days after the Participant is selected as a participant for such Compensation Cycle or as soon thereafter as is reasonably possible. Such election shall be irrevocable. Amounts deferred shall be credited to the Deferred Compensation Account, and amounts paid in cash shall be paid, on or prior to March 15 of the calendar year following the end of the Compensation Cycle. If a Participant elects to defer payment of all or a portion of the Incentive Compensation Award, the Corporation shall establish a Deferred Compensation Account, and payment of the amounts reflected therein shall be in accordance with Article II, Section 6.





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         Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, shall have the authority based on the Corporation's estimated financial results for the Compensation Cycle to authorize payment or credit to a Deferred Compensation Account, whichever the Participants shall have selected, of all or a portion of all Incentive Compensation Awards prior to the end of the Compensation Cycle, and if a portion, the Corporation shall pay or credit, whichever the Participants shall have selected, the remaining portion of the Award on or prior to March 15 of the calendar year following the end of the Compensation Cycle.

         Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, shall have the authority to require deferral of payment of all or a portion of all Incentive Compensation Awards due to any Plan Participant if the Committee determines that, based on the Corporation's estimated financial results, the Corporation would be denied a deduction for federal income tax purposes for such Award or the portion thereof by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, if the Award or the portion thereof were not so deferred. Such deferred Incentive Compensation Awards, or the portion thereof, shall be treated as Incentive Compensation deferred under Section 5 below and shall be payable to the Participant at such time as the Committee, in its sole discretion, believes that such Award, or the portion thereof, would be so deductible, but not later than thirty (30) days following the fiscal year in which the Participant terminates employment with the Corporation and its subsidiaries.

         All payments of Incentive Compensation Awards shall be in cash from the general assets of the Corporation or a Subsidiary, and Participants shall have the status of general unsecured creditors of the Corporation. Incentive Compensation Awards payable under the Plan constitute a mere promise by the Corporation to make such payments in the future.





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         It is the intention of the Corporation and the Participants that the
Plan be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

         5. DEFERRED COMPENSATION ACCOUNT. The amount of any Incentive Compensation Award that is deferred shall be treated as if it were set aside in a Deferred Compensation Account on the date the Incentive Compensation Award would otherwise have been paid in cash to the Participant.

         The balance of such Deferred Compensation Account shall be credited with interest computed quarterly (based on calendar quarters) on the lowest balance of the Deferred Compensation Account during each calendar quarter. The interest credited to the Account shall be at a rate equal to 50 basis points higher than the effective annual yield of the average of the Moody's Average Corporate Bond Yield Index for the most recent calendar month, as published by Moody's Investor Service, Inc. (or any successor published thereto), or, if such index is no longer published, a substantially similar index selected by the Committee.

         6. PAYMENT OF DEFERRED COMPENSATION ACCOUNT. Payment of the Deferred Compensation Account shall be made in accordance with the Participant's election agreement.

         Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the making of payment of all or any portion of the amount of the Deferred Compensation Account to a Participant in the case of any of the following events:

                 (a) An "unforeseeable emergency" of the Participant, which shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the individual if such withdrawal were not permitted. The amount of the withdrawal that is permitted under this subparagraph (a) is limited to the amount necessary to meet such emergency.





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                 (b)      Upon the written request of a Participant, provided
                          that (i) the Committee determines that such withdrawal would not be adverse to the best interests of the Corporation, (ii) the Participant forfeits an amount equal to 10% of the amount requested, and
                          (iii) the Participant is disqualified from deferring the next Incentive Compensation Award for which the Participant would be eligible to defer under this Plan.

                 (c) Upon the written request of a Participant, provided that (i) the Participant agrees to apply all of the net distributed amount (after reduction for applicable payroll taxes) to purchase the Corporation's Common Shares through the exercise of stock options or otherwise, (ii) the Participant agrees to hold the Corporation's Common Shares so purchased for a period of time determined by the Committee, which period shall terminate no earlier than the Participant's termination of employment with the Corporation and any Subsidiary, and (iii) the Participant agrees to such other limitations, restrictions, and potential penalties as determined by Committee to be applicable in connection with the distribution.

         Payment of any such withdrawal under this Section 6 will be paid out of one year deferrals first and then out of retirement deferrals.

         7. DEATH OF PARTICIPANT. In the event of the death of a Participant prior to receipt by such participant of the entire amount of the Participant's Deferred Compensation Account, such amount shall be paid to the Beneficiary or Beneficiaries designated in writing by the Participant; in the event there is more than one Beneficiary, such designation shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant. The payment of the remaining amount of a Participant's Deferred Compensation Account shall be in a lump sum or in installments in accordance with the Participant's election agreement. A Participant's Beneficiary designation may be changed at any time prior to the Participant's death by written notice signed by the




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Participant and received by the Corporation unless the Participant states on the designation form that such election is irrevocable. The Beneficiary designation on file with the Corporation at the time of the Participant's death which bears the latest date shall govern. In the absence of a Beneficiary designation or the failure of all Beneficiaries to survive the Participant, the remaining amount of the Deferred Compensation Account shall be paid to the Participant's estate in a lump sum within ninety days after the appointment of an executor or administrator. The Committee may, in its sole discretion, accelerate the making of payment to a Beneficiary of the amount of a Deferred Compensation Account in the event of unforeseeable emergency as defined in
Section 6 above. In the event of the death of a Beneficiary after payments to the Beneficiary have commenced, the remaining amount of the Deferred Compensation Account payable to such Beneficiary shall be paid to such Beneficiary's estate in a lump sum within ninety days after the appointment of an executor or administrator.

                                  ARTICLE III

                                 ADMINISTRATION
                                 --------------

         The Corporation shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out its duties under the Plan, including the power to determine all questions relating to eligibility for and the amount in a Deferred Compensation Account, all questions pertaining to claims for benefits and procedures for claim review, and the power to resolve all other questions arising under the Plan, including any questions of construction. The Corporation and the Committee may take such further action as the Corporation and the Committee shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Corporation and the Committee hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of the Employee Retirement





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Income Security Act of 1974, as amended, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under this Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable opportunity for a full and fair review by the Committee of any such denial. Notwithstanding anything to the contrary contained herein, the Corporation shall be the "administrator" for the purpose of the Employee Retirement Income Security Act 1974, as amended. Any action authorized under this Plan to be done by the Committee may be done by the Board of Directors or any other Board Committee authorized by the Board of Directors.

                                  ARTICLE IV

                          AMENDMENT AND TERMINATION
                          -------------------------

        The Corportation reserves the right to amend or terminate the Plan at any time by action of its Board of Directors or a duly authorized Committee thereof; provided, however, that no such action shall adversely affect any Participant or Beneficiary with respect to the amount credited to a Deferred Compensation Account. Unless the Committee determines otherwise, this Plan shall be automatically terminated on the effective date of any Change in Control.

                                  ARTICLE V

                                MISCELLANEOUS
                                -------------

        1. Non alienation of Deferred Compensation Account. No Participant or Beneficiary shall encumber or dispose of the right to recieve any payment of the amount of a Deferred Compensation Account hereunder without the written consent of the Corporation attemps to assign, transfer, alienate, or encumber the right to recieve the amount of a Deffered Compensation Account hereunder or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then the



ACS94136/13

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Committee, in its discretion, may hold or pay such amount or any part thereof to or for the benefit of such Participant or Beneficiary, the Participant's or Beneficiary's spouse, children, blood relatives, or other dependents, or any of them, in such manner and in such proportions as the Committee may consider proper. Any such application of the amount of a Deferred Compensation Account may be made without the intervention of a guardian. The receipt by the payee(s) of such payment(s) shall constitute a complete acquittance to the Corporation with respect thereto, and neither the Corporation, nor any Subsidiary, nor the Committee, nor any officer, member, employee, or agent thereof, shall have any responsibility for the proper application thereof.

         2. NOT AN EMPLOYMENT AGREEMENT. Nothing herein contained shall be construed as a commitment to or agreement with any person employed by the Corporation or a Subsidiary to continue such person's employment with the Corporation or Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue the employment or the annual rate of compensation of any such person for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

         3. CLAIMS OF OTHER PERSONS. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against the Corporation or any Subsidiary, their officers, employees, agents, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

         4. ABSENCE OF LIABILITY. No member of the Board of Directors of the Corporation or a Subsidiary or any officer or employee of the Corporation or a Subsidiary shall be liable for any act or action hereunder, whether of commission or omission.





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         5.      SEVERABILITY.  The invalidity or unenforceability of any
particular provisions of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

         6. GOVERNING LAW. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

         7. OLD PLAN. This plan supersedes the Society Corporation Long Term Incentive Compensation Plan (November 30, 1993 Restatement) which plan shall continue to govern Incentive Compensation Awards for the 1992-1994 and 1993-1995 Compensation Cycles.

         EXECUTED AT Cleveland, Ohio, as of the 14 day of Sept., 1994.

                                  KEYCORP

                                       /s/ Roger Noall
                                  By:  ______________________________________
                                       Roger Noall, Senior Executive Vice
                                       President and Chief Administrative
                                       Officer





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